Exhibit 99.1

Evergreen Energy and WPG Resources Establish Southern Coal Holdings (SCH)
to produce K-Fuel in the Pacific Basin Region

DENVER, June 9, 2011 — Evergreen Energy Inc. (NYSE Arca: EEE) announced it has completed the formation of its venture with WPG Resources (ASX: WPG), an Australian listed mineral resources company, to jointly develop and produce K-Fuel®, Evergreen’s coal upgrading technology, throughout Australia. This agreement was foreshadowed in the memorandum of understanding announced by Evergreen on February 2, 2011.
The venture, Southern Coal Holdings (SCH) will be 50% owned by WPG Resources and 50% by Evergreen Energy, and was incorporated in Australia in 2010 as a private limited liability company. SCH was a wholly owned subsidiary of WPG prior to the closing of this transaction.
Bob Duffin, Chairman of WPG Resources, stated: “WPG Resources and Evergreen Energy share a common goal of tapping into the rich and valuable market for coal as a source of energy from the Asian market. I have just returned from a visit to Evergreen’s K-Fuel facility in Wyoming where coal testing of our Penrhyn samples will continue over the summer. I am very excited about the future of SCH and the plans to build our first K-Fuel plant in Australia.”
Ilyas Khan, Executive Chairman of Evergreen, stated: “The formation of our joint venture with WPG establishes Evergreen in the attractive and growing markets in Asia, where demand for coal from regions such as India, China, Japan and Korea highlight the need for coal upgrading technologies. SCH already has considerable coal resources on its property that offer tremendous potential in terms of the value we can accrue from their being upgraded. The price of thermal coal continues to be not only buoyant in the Asia Pacific area, but also represents a significant premium to prices in North America.
“We expect to provide further updates on SCH market in the short term, including the impending hire of a CEO for SCH and the announcement of further details about the underlying size and scope of the coal resources.”
“I also wish to take this opportunity of recognizing the amazing work that is being done by the Evergreen team and in particular the K-Fuel team headed up by Kevin Milliman. When we completed our re-financing in February this year we gave ourselves a number of ambitious targets.

The most significant of those milestones in our business plan was the completion of our joint venture with WPG where, through SCH, we now have a 50% share of valuable coal resources that are ideally placed to benefit from being upgraded by, and blended with K-Fuel.”
“Over summer we remain on track to increase very significantly our testing capacity, which will enable us to concentrate on responding to other interested customers and partners. For now we are 100% taken up with testing coal from WPG, but this will ease by the time we get around to the end of the third quarter of 2011,” concluded Khan.

Evergreen Energy Inc.
Evergreen Energy Inc. (NYSE Arca: EEE) offers environmental solutions for energy production and generation industries, primarily through its patented clean coal technology, K-Fuel.  K-Fuel significantly improves the performance of low-rank sub-bituminous and brown coals and lignite.  The process yields higher efficiency levels, which are variable depending on the type of coal processed, by applying heat and pressure to low-rank coals to reduce moisture.  For more information, please visit the company’s website at www.evgenergy.com.

Safe Harbor Statement
Statements in this release that relate to future plans or projected results of Evergreen Energy Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission.  Readers of this release are encouraged to study all of our filings with the Securities and Exchange Commission. Our ability to execute our business plan and develop the K-Fuel® or GreenCert™ technologies, and the successful development and operation of the SCH venture may be adversely impacted by unfavorable decisions in pending litigation, the inability to raise sufficient additional capital in a timely manner to pursue the development of the technology or the development and operation of the SCH venture, unsuccessful exploratory activities with respect to the identified SCH coal deposits, the inability to successfully apply the K-Fuel technology to SCH’s coal deposits, the inability of SCH to obtain regulatory approval for its activities, and/or adverse conditions for the marketing and sale of upgraded coal. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

Evergreen Investor Contact:
Becky Herrick, Lippert / Heilshorn & Associates, 415.433.3777, bherrick@lhai.com

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